       Pricing Supplement dated January 27, 1998                  Rule 424(b)(3)
       (To Prospectus dated March 9, 1994 and                  File No. 33-52359
       Prospectus Supplement dated March 9, 1994)



                     TOYOTA MOTOR CREDIT CORPORATION

                      Medium-Term Note - Fixed Rate

________________________________________________________________________________


       Principal Amount:  $100,000,000             Trade Date:  January 27, 1998
       Issue Price: See "Plan of         Original Issue Date:  January 29, 1998
                         Distribution"     Net Proceeds to Issuer:  $100,000,000
       Interest Rate: 5.56%                     Principal's Discount
       Interest Payment Dates: each July 29,    or Commision: 0.00%
       or January 29, commencing July 29, 1998
       Stated Maturity Date:  January 29, 1999



________________________________________________________________________________




       Day Count Convention:
         [x]  30/360 for the period from January 29, 1998 to January 29, 1999
         [ ]  Actual/365 for the period from           to
         [ ]  Other (see attached)


       Redemption:
         [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
         [ ] The Notes may be redeemed prior to Stated Maturity Date.
         Initial Redemption Date:  Not applicable
         Initial Redemption Percentage:  Not applicable
         Annual Redemption Percentage Reduction:  Not applicable

       Repayment:
         [x] The Notes cannot be repaid prior to the Stated Maturity Date.
         [ ] The Notes can be repaid prior to the Stated Maturity Date at the of option of the holder of the Notes.
         Optional Repayment Date(s):
       Repayment Price:     %

       Currency:
         Specified Currency:  U.S. dollars
         (If other than U.S. dollars, see attached)
         Minimum Denominations:
         (Applicable only if Specified Currency is other than U.S. dollars)

       Original Issue Discount:  [ ]  Yes     [x] No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

       Form:  [x] Book-entry            [ ] Certificated
                               ___________________________
                           Morgan Stanley & Co. Incorporated

                  ADDITIONAL TERMS OF THE NOTES

         Plan of Distribution

         Under the terms of and subject to the conditions of an agreement dated December 16, 1993 (the "Agreement"), between TMCC and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), and an Appointment Agreement Confirmation dated January 27, 1998, Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of the principal amount thereof. Morgan Stanley may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Morgan Stanley.

         Under the terms and conditions of the Agreement, Morgan
         Stanley is committed to take and pay for all of the Notes offered hereby if any are taken.